Exhibit 8.1

August 24, 2012

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94163.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $3,600,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due August 24, 2017 as described in the Company’s Pricing Supplement No. 239 dated August 21, 2012 (“Pricing Supplement 239”) to the Prospectus Supplement dated April 13, 2012 and the Prospectus dated April 13, 2012 contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 239.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 239 and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                     Very truly yours,

                     /s/ Sullivan & Cromwell LLP